Exhibit 99.3
ALTUS PHARMACEUTICALS INC.
NON-QUALIFIED STOCK OPTION AGREEMENT
     AGREEMENT made as of the 2nd day of June, 2008, between Altus Pharmaceuticals Inc., a Delaware corporation having a principal place of business in Cambridge, Massachusetts (the “Company”), and Georges Gemayel, Ph.D. (the “Participant”).
     WHEREAS, the Company desires to grant to the Participant an option to purchase shares of its common stock, $.01 par value per share (the “Common Stock”); and
     WHEREAS, the Company and the Participant each intend that the option granted herein shall be a Non-Qualified Option (the “Option”).
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:
     1. GRANT OF OPTION.
     The Company hereby grants to the Participant the right and option to purchase all or any part of an aggregate of 340,000 shares of Common Stock (the “Shares”), on the terms and conditions and subject to all the limitations set forth herein, under United States securities and tax laws. Except as expressly provided in this Agreement, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of the Shares. Except as expressly provided in this Agreement, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to the Option.
     2. PURCHASE PRICE.
     The purchase price of the Shares covered by the Option shall be $4.07 per Share, subject to adjustment, as provided in Section 9 of this Agreement, in the event of a stock split, reverse stock split or other events affecting the holders of shares of Common Stock after the date hereof (the “Purchase Price”). Payment shall be made in accordance with Section 5 of this Agreement.
     3. EXERCISABILITY OF OPTION.
     Subject to the terms and conditions set forth in this Agreement, the Option granted hereby shall become exercisable as follows:
     Twenty-five percent (25%) of the Shares on June 2, 2009 and one-sixteenth (1/16th) of the Shares every three (3) months thereafter.

     The foregoing rights are cumulative and are subject to the other terms and conditions of this Agreement.
     Notwithstanding the above, in the event within one year after the date of a Change in Control (as defined below), (i) the Participant is terminated as an employee by the Company or any parent or subsidiary, direct or indirect, of the Company (an “Affiliate”) for any reason other than Cause (as defined below), or (ii) the Participant terminates the Participant’s employment voluntarily for Good Reason (as defined below), this Option will be immediately exercisable as of the date of the Participant’s last day of employment, unless this Option has otherwise expired or been terminated pursuant to its terms.
     As used herein, “Good Reason” shall mean any action by the Company without the Participant’s prior written consent which results in (i) any requirement by the Company that Participant performs Participant’s principal duties outside a radius of 50 miles from the Company’s Cambridge or planned Waltham, MA location; (ii) any material diminution in Participant’s title, position, duties, responsibilities or authority, including Participant’s ceasing to serve as the Company’s President and Chief Executive Officer as determined by the Company’s Board of Directors or the Board of Directors does not recommend he continue to serve as a member of the Board; (iii) a reduction in the Participant’s base salary (unless such reduction is effected in connection with a general and proportionate reduction of salaries for all members of the management team) or any reduction of Participant’s target bonus amount to less than 50% of Participant’s annual salary or such higher target amount if increased at the Company’s Compensation Committee’s discretion; (iv) any Change in Control (as defined in this Agreement) involving the Company which results in Participant’s ceasing to serve as the Chief Executive Officer for the surviving entity and for all direct and indirect parent organizations thereof; or (v) the Company materially breaches any of its obligations to the Participant pursuant to the Severance and Change in Control Agreement between the Participant and the Company dated as of June 2, 2008 and/or the “Offer Letter” between the Company and the Participant dated May 21, 2008 (incorporated herein by reference). In order for this Option to be exercisable pursuant to a termination for Good Reason, Participant shall be required to provide notice to the Company as provided in Section 1(c) of the Severance and Change in Control Agreement.
     “Change in Control” means the occurrence of any of the following events:
     (i) the shareholders of the Company approve (a) any consolidation or merger of the Company (x) where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than 50% of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) or (y) where the members of the Board of Directors of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, constitute more than 50% of the board of directors of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (b) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, or (c) any plan or proposal for the liquidation or dissolution of the Company;

     (ii) individuals who, as of the date hereof, constitute the entire Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least 50% of the Board of Directors of the Company, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the then Incumbent Directors shall be, for purposes of this Agreement, considered as though such individual were an Incumbent Director; or
     (iii) any “person,” as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any employee benefit plan of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of such plan), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” or “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate 25% or more of either (a) the then outstanding shares of the Common Stock of the Company or (b) the combined voting power of all then outstanding securities of the Company having the right under ordinary circumstances to vote in an election of the Board of Directors of the Company (“Voting Securities”) (in either such case, other than as a result of acquisitions of such securities directly from the Company).
     Notwithstanding the foregoing, a “Change in Control” of the Company shall not be deemed to have occurred for purposes of the foregoing clause (iii) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases (a) the proportionate number of shares of Common Stock beneficially owned by any person to 25% or more of the Common Stock then outstanding or (b) the proportionate voting power represented by the Voting Securities beneficially owned by any person to 25% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (a) or (b) of this sentence shall thereafter become the beneficial owner of any additional shares of Common Stock or other Voting Securities (other than pursuant to a stock split, stock dividend or similar transaction), then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (iii).
     For purposes of this Agreement, “Cause” shall include (and is not limited to) dishonesty with respect to the Company or any Affiliate, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company, and conduct substantially prejudicial to the business of the Company or any Affiliate. The determination of the Board of Directors of the Company as to the existence of Cause will be conclusive on the Participant and the Company. Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Board of Director’s finding of Cause occur prior to termination. If the Board of Directors of the Company determines, subsequent to the Participant’s termination of service but prior to the exercise of the Option, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then the right to exercise the Option shall be forfeited. Any definition in an agreement between the Participant and the Company or an Affiliate, which contains a conflicting definition of Cause for termination and which is in effect at the time of such termination, shall supersede the definition in this Agreement with respect to the Participant.
     4. TERM OF OPTION.
     The Option shall terminate ten years from the date of this Agreement, but shall be subject to earlier termination as provided herein.
     If the Participant ceases to be an employee, director or consultant of the Company or any Affiliate (for any reason other than the death or permanent and total disability as defined in Section 22(e)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) of the Participant (a “Disability”) or termination of the Participant for Cause, the Option may be exercised, if it has not previously terminated, within three months after the date the Participant ceases to be an employee, director or consultant of the Company or an Affiliate, or within the originally prescribed term of the Option, whichever is earlier, but may not be exercised thereafter. In such event, the Option shall be exercisable only to the extent that the Option has become exercisable and is in effect at the date of such cessation of service.
     Notwithstanding the foregoing, in the event of the Participant’s Disability or death within three months after the termination of service, the Participant or the deceased Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to the Option by will or by the laws of descent and distribution (the “Participant’s Survivors”) may exercise the Option within one year after the date of the Participant’s termination of service, but in no event after the date of expiration of the term of the Option.
     In the event the Participant’s service is terminated by the Company or an Affiliate for Cause, the Participant’s right to exercise any unexercised portion of this Option shall cease immediately as of the time the Participant is notified his service is terminated for Cause, and this Option shall thereupon terminate. Notwithstanding anything herein to the contrary, if subsequent to the Participant’s termination, but prior to the exercise of the Option, the Board of Directors of the Company determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute Cause, then the Participant shall immediately cease to have any right to exercise the Option and this Option shall thereupon terminate.
     In the event of the Disability of the Participant, the Option shall be exercisable within one year after the Participant’s termination of service or, if earlier, within the term originally prescribed by the Option. In such event, the Option shall be exercisable:
(a)	to the extent that the Option has become exercisable but has not been exercised as of the date of Disability; and

(b)	in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of Disability.
     The Board of Directors of the Company or, if applicable, a committee of the Board of Directors, shall make the determination both of whether a Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and the Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Board of Directors of the Company or, if applicable, a committee of the Board of Directors, the cost of which examination shall be paid for by the Company.
     In the event of the death of the Participant while an employee, director or consultant of the Company or of an Affiliate, the Option shall be exercisable by the Participant’s Survivors within one year after the date of death of the Participant or, if earlier, within the originally prescribed term of the Option. In such event, the Option shall be exercisable:
(x)	to the extent that the Option has become exercisable but has not been exercised as of the date of death; and

(y)	in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant’s date of death.
     5. METHOD OF EXERCISING OPTION.
     Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company or its designee, in substantially the form of Exhibit A attached hereto, together with provision for payment of the full Purchase Price in accordance with this Section 5 for the Shares as to which the Option is being exercised. Such notice shall state the number of Shares with respect to which the Option is being exercised and shall be signed by the person exercising the Option. Payment of the Purchase Price for such Shares shall be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Board of Directors of the Company or, if applicable, a committee of the Board of Directors, through delivery of shares of Common Stock having a Fair Market Value (as defined below) equal as of the date of the exercise to the cash exercise price of the Option, or (c) at the discretion of the Board of Directors of the Company or, if applicable, a committee of the Board of Directors, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Board of Directors of the Company or, if applicable, a committee of the Board of Directors, or (d) at the discretion of the Board of Directors of the Company or, if applicable, a committee of the Board of Directors, by any combination of (a), (b) and (c) above, or (e) at the discretion of the Board of Directors of the Company or, if applicable, a committee of the Board of Directors, payment of such other lawful consideration as the Board of Directors of the Company or, if applicable, a committee of the Board of Directors, may determine.

     For purposes of this Agreement, Fair Market Value of a share of Common Stock means:
     (1) If the Common Stock of the Company is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or last price of the Common Stock on the composite tape or other comparable reporting system for the trading day on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;
     (2) If the Common Stock of the Company is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in clause (1) above, and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the trading day on which Common Stock was traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and
     (3) If the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Board of Directors of the Company or, if applicable, a committee of the Board of Directors, in good faith, shall determine.
     The Company shall deliver such Shares as soon as practicable after the notice shall be received, provided, however, that the Company may delay issuance of such Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including, without limitation, state securities or “blue sky” laws). The Shares as to which the Option shall have been so exercised shall be registered in the Company’s share register in the name of the person so exercising the Option (or, if the Option shall be exercised by the Participant and if the Participant shall so request in the notice exercising the Option, shall be registered in the name of the Participant and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person exercising the Option. In the event the Option shall be exercised, pursuant to Section 4 hereof, by any person other than the Participant, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.
     6. PARTIAL EXERCISE.
     Exercise of this Option to the extent above stated may be made in part at any time and from time to time within the above limits, except that no fractional share shall be issued pursuant to this Option.

     7. NON-ASSIGNABILITY.
     The Option shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder. However, the Participant, with the approval of the Board of Directors of the Company or, if applicable, a committee of the Board of Directors, may transfer the Option for no consideration to or for the benefit of the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of the Participant’s Immediate Family or to a partnership or limited liability company for one or more members of the Participant’s Immediate Family), subject to such limits as the Board of Directors of the Company or, if applicable, a committee of the Board of Directors, may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer and each such transferee shall so acknowledge in writing as a condition precedent to the effectiveness of such transfer. The term “Immediate Family” shall mean the Participant’s spouse, former spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers, nieces, nephews and grandchildren (and, for this purpose, shall also include the Participant.) Except as provided above, the Option shall be exercisable, during the Participant’s lifetime, only by the Participant (or, in the event of legal incapacity or incompetency, by the Participant’s guardian or representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights granted hereunder contrary to the provisions of this Section 7, or the levy of any attachment or similar process upon the Option shall be null and void.
     8. NO RIGHTS AS STOCKHOLDER UNTIL EXERCISE.
     The Participant shall have no rights as a stockholder with respect to Shares subject to this Agreement until registration of the Shares in the name of the Participant. Except as is expressly provided in this Agreement with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date of such registration.
     9. ADJUSTMENTS.
     Upon the occurrence of any of the following events, the Participant’s rights with respect to the Option, except to the extent previously exercised shall be adjusted as hereinafter provided:
     A. Stock Dividends and Stock Splits. If (i) shares of Common Stock of the Company shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, the Shares deliverable upon the exercise of the Option shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made including, in the Purchase Price per Share to reflect such events.

     B. Corporate Transactions. If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company’s assets other than a transaction to merely change the state of incorporation (a “Corporate Transaction”), the Board of Directors of the Company or, if applicable, a committee of the Board of Directors, or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), shall, as to the unexercised portion of the Option, either (i) make appropriate provision for the continuation of the Option by substituting on an equitable basis for the Shares either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participant, provide that the Option must be exercised (either to the extent then exercisable or, at the discretion of the Board of Directors of the Company or, if applicable, a committee of the Board of Directors, or upon a Change in Control of the Company, the Option being made fully exercisable for purposes of this Subparagraph), within a specified number of days of the date of such notice, at the end of which period the Option shall terminate; or (iii) terminate the Option in exchange for a cash payment equal to the excess of the Fair Market Value of the Shares (either to the extent then exercisable or, at the discretion of the Board of Directors of the Company or, if applicable, a committee of the Board of Directors, the Option being made fully exercisable for purposes of this Subparagraph) over the exercise price thereof.
     C. Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock of the Company, the Participant upon exercising the Option after the recapitalization or the reorganization shall be entitled to receive for the Purchase Price paid upon such exercise the number of replacement securities which would have been received if the Option had been exercised prior to such recapitalization or reorganization.
     D. Dissolution or Liquidation of the Company. Upon the dissolution or liquidation of the Company, the Option will terminate and become null and void; provided, however, that if the rights of the Participant or the Participant’s Survivors have not otherwise terminated and expired, the Participant or the Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to exercise the Option to the extent that the Option is exercisable as of the date immediately prior to such dissolution or liquidation.
     10. TAXES.
     The Participant acknowledges that upon exercise of the Option the Participant will be deemed to have taxable income measured by the difference between the then Fair Market Value of the Shares received upon exercise and the price paid for such Shares pursuant to this Agreement. The Participant acknowledges that any income or other taxes due from him with respect to this Option or the Shares issuable pursuant to this Option shall be the Participant’s responsibility.

     The Participant agrees that the Company may withhold from the Participant’s remuneration, if any, the minimum statutory amount of federal, state and local withholding taxes attributable to such amount that is considered compensation includable in such person’s gross income. At the Company’s discretion, the amount required to be withheld may be withheld in cash from such remuneration, or in kind from the Shares otherwise deliverable to the Participant on exercise of the Option. The Fair Market Value of the Shares to be withheld shall be determined as of the most recent practicable date prior to the date of exercise. The Participant further agrees that, if the Company does not withhold an amount from the Participant’s remuneration sufficient to satisfy the Company’s income tax withholding obligation, the Participant will reimburse the Company on demand, in cash, for the amount under-withheld.
     11. PURCHASE FOR INVESTMENT.
     Unless the offering and sale of the Shares to be issued upon the particular exercise of the Option shall have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended (the “1933 Act”), the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled:
(a)	The person(s) who exercise the Option shall warrant to the Company, at the time of such exercise, that such person(s) are acquiring such Shares for their own respective accounts, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon the certificate(s) evidencing the Shares issued pursuant to such exercise:
“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws;” and
(b)	If the Company so requires, the Company shall have received an opinion of its counsel that the Shares may be issued upon such particular exercise in compliance with the 1933 Act without registration thereunder. Without limiting the generality of the foregoing, the Company may delay issuance of the Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including without limitation state securities or “blue sky” laws).
     12. RESTRICTIONS ON TRANSFER OF SHARES.
     12.1 The Participant agrees that in the event the Company proposes to offer for sale to the public any of its equity securities and such Participant is requested by the Company and any underwriter engaged by the Company in connection with such offering to sign an agreement restricting the sale or other transfer of Shares, then it will promptly sign such agreement and will not transfer, whether in privately negotiated transactions or to the public in open market transactions or otherwise, any Shares or other securities of the Company held by him during such period as is determined by the Company and the underwriters, not to exceed 90 days following the closing of the offering, plus such additional period of time as may be required to comply with Marketplace Rule 2711 of the National Association of Securities Dealers, Inc. or similar rules thereto (such period, the “Lock-Up Period”). Such agreement shall be in writing and in form and substance reasonably satisfactory to the Company and such underwriter and pursuant to customary and prevailing terms and conditions. Notwithstanding whether the Participant has signed such an agreement, the Company may impose stop-transfer instructions with respect to the Shares or other securities of the Company subject to the foregoing restrictions until the end of the Lock-Up Period.
     12.2 The Participant acknowledges and agrees that neither the Company, its shareholders nor its directors and officers, has any duty or obligation to disclose to the Participant any material information regarding the business of the Company or affecting the value of the Shares before, at the time of, or following a termination of the employment of the Participant by the Company, including, without limitation, any information concerning plans for the Company to make a public offering of its securities or to be acquired by or merged with or into another firm or entity.
     13. NO OBLIGATION TO MAINTAIN RELATIONSHIP.
     The Company is not by this Option obligated to continue the Participant as an employee, director or consultant of the Company or an Affiliate. The Participant acknowledges: (i) that this Agreement is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (iii) that all determinations with respect to any such future grants, including, but not limited to, the times when options shall be granted, the number of shares subject to each option, the option price, and the time or times when each option shall be exercisable, will be at the sole discretion of the Company; (iv) that the Participant’s participation in this Agreement is voluntary; (v) that the value of the Option is an extraordinary item of compensation which is outside the scope of the Participant’s employment contract, if any; and (vi) that the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
     14. NOTICES.
     Any notices required or permitted by the terms of this Agreement shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:
Altus Pharmaceuticals Inc.
333 Wyman Street
Waltham, MA 02451
Attn: Legal Department
If to the Participant:
Georges Gemayel, Ph.D.
c/o Altus Pharmaceuticals Inc.
333 Wyman Street
Waltham, MA 02451
or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given upon the earlier of receipt, one business day following delivery to a recognized courier service or three business days following mailing by registered or certified mail.
     15. GOVERNING LAW.
     This Agreement shall be construed and enforced in accordance with the law of the State of Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in Massachusetts and agree that such litigation shall be conducted in the courts of Middlesex County, Massachusetts, or the federal courts of the United States for the District of Massachusetts.
     16. BENEFIT OF AGREEMENT.
     Subject to the provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.
     17. ENTIRE AGREEMENT.
     This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict, the express terms and provisions of this Agreement.
     18. MODIFICATIONS AND AMENDMENTS.
     The terms and provisions of this Agreement may be modified or amended by the Company in a manner which is not adverse to the Participant, including, without limitation, to the extent necessary to qualify the Shares issuable upon exercise of the Option for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers. Any modification or amendment of this Agreement shall not, without the consent of the Participant, adversely affect his rights under the Option, including but not limited to pursuant to Section 409A of the Code.

     19. WAIVERS AND CONSENTS.
     The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.
     20. DATA PRIVACY.
     By entering into this Agreement, the Participant: (i) authorizes the Company and each Affiliate, and any agent of the Company or any Affiliate administering this Agreement or providing record keeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the administration of this Agreement; (ii) waives any data privacy rights he may have with respect to such information; and (iii) authorizes the Company and each Affiliate to store and transmit such information in electronic form.
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     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant has hereunto set his hand, all as of the day and year first above written.

ALTUS PHARMACEUTICALS INC.
By:	/s/ Jonathan I. Lieber
	Name:	Jonathan I. Lieber
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

/s/ Georges Gemayel
Georges Gemayel, Ph.D.

Exhibit A
IMPORTANT NOTICE: This form of Notice of Exercise may only be used at such time as the Company has filed a Registration Statement with the Securities and Exchange Commission under which the issuance of the Shares for which this exercise is being made is registered and such Registration Statement remains effective.
NOTICE OF EXERCISE OF NON-QUALIFIED STOCK OPTION
TO: ALTUS PHARMACEUTICALS INC.
Ladies and Gentlemen:
     I hereby exercise my Non-Qualified Stock Option (the “Option”) to purchase                      shares (the “Shares”) of the common stock, $.01 par value, of Altus Pharmaceuticals Inc. (the “Company”), at the exercise price of $                     per share, pursuant to and subject to the terms of that certain Non-Qualified Stock Option Agreement between the undersigned and the Company dated                     , 200_.
     I understand the nature of the investment I am making and the financial risks thereof. I am aware that it is my responsibility to have consulted with competent tax and legal advisors about the relevant national, state and local income tax and securities laws affecting the exercise of the Option and the purchase and subsequent sale of the Shares.
     I am paying the Option exercise price for the Shares as follows:

     Please issue the Shares (check one):
     ☐ to me; or
☐ to me and	, as joint tenants with right of survivorship,
     at the following address:

          My mailing address for shareholder communications, if different from the address listed above, is:

Very truly yours,

Participant (signature)

Print Name

Date

Social Security Number